EX 99.1

NEWS RELEASE	Contact:	Barbara Thompson
For Immediate Release		First Citizens BancShares
January 2, 2015		(919) 716-2716

FIRST CITIZENS BANCSHARES COMPLETES MERGER OF BANKING SUBSIDIARIES
North Carolina, South Carolina banks merge, form largest family-controlled bank in the nation

RALEIGH, N.C. - First Citizens BancShares Chairman Frank B. Holding, Jr. announced today the completion of the previously announced merger of the company’s two banking subsidiaries. Effective Jan. 1, 2015, First Citizens Bank and Trust Company Inc., based in Columbia, S.C., merged with and into First-Citizens Bank & Trust Company, known as First Citizens Bank, headquartered in Raleigh, N.C.

The combined First Citizens Bank now operates more than 570 branches in 18 states and the District of Columbia, adding more than 175 locations in South Carolina and Georgia to the bank’s existing branch network. Today, First Citizens is the largest family-controlled bank in the nation and the sixth-largest bank franchise headquartered in the Southeast with more than $30 billion in assets.

“This merger is a great step forward for us and our customers; it’s a milestone in the history of First Citizens - when two great banks became one,” Holding said. “It not only strengthens our presence as a leading bank headquartered in the Southeast, but it also will allow us to offer services to more people and businesses and gives us a solid foundation for the future.”

Until the two banks’ operating systems are combined in the latter half of 2015, customers should continue to bank as they normally do, using their current checks, debit cards and credit cards. They will be notified prior to the systems conversion of any changes to their accounts.

The merger will give customers access to a broader network of branches once systems are integrated, plus an expanded team of consumer, business and wealth management bankers. Customers can already get cash at any First Citizens ATM in the combined network with no surcharge.

“The combined First Citizens Bank continues our shared tradition of building financial relationships for the long term,” Holding said. “Customers in South Carolina and Georgia will find a Forever First commitment to integrity, accountability and service excellence that have been hallmarks of our company for more than a century.”

Additional merger-related information will be mailed to customers and made available at the bank’s South Carolina and Georgia branches and at firstcitizensonline.com.

Founded in 1898 and headquartered in Raleigh, N.C., First Citizens Bank serves customers at 571 branches in 18 states and the District of Columbia. First Citizens Bank is a major subsidiary of First Citizens BancShares Inc. (Nasdaq: FCNCA), which has $30 billion in assets. For more information, visit firstcitizens.com or firstcitizensonline.com. First Citizens Bank. Forever First®.
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